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                                                                    Exhibit 99.1

                     [SUN HYDRAULICS CORPORATION LETTERHEAD]


FOR RELEASE: Immediately

Contact:
Richard K. Arter             Investor Relations              941-362-1200
Richard J. Dobbyn            Chief Financial Officer         941-362-1200

  SUN HYDRAULICS CORPORATION EXPECTS THIRD AND FOURTH QUARTER OPERATING INCOME
                       TO BE BELOW ANALYSTS' EXPECTATIONS

SARASOTA, FLA, October 14, 1998 - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced that it expects operating income for the third quarter of 1998 to fall below analysts' expectations. Third quarter net income, excluding $1.1 million ($0.17 per fully diluted share) from a business interruption insurance claim, is expected to be approximately $0.14 per fully diluted share. Fourth quarter 1998 net income is expected to be less than third quarter net income net of the gain from the insurance claim.

"Although we produced and shipped approximately the same unit volume of cartridges as last quarter, productivity declined and material cost as a percent of sales continued to increase," said Sun Hydraulics President Clyde Nixon. "We reduced the amount of our past due orders, but total cartridge production did not increase as expected. We anticipate that productivity will improve in the fourth quarter and we have also identified areas where we can better control cartridge material costs, but the benefits will take time to materialize. Third quarter 1998 consolidated orders were only down 3.0% compared to the second quarter of 1998 and 4.0% compared to the third quarter of 1997."

"Manifold shipments were down approximately 12% compared to the second quarter of 1998," Nixon continued. "Since reducing manifold lead times at the end of the first quarter, we have seen a significant drop in orders. We believe this reflects in part distributors and customers adjusting their inventories in response to the improved availability of product. Manifold earnings contribution was less than expected due to the lower volume of shipments."

"Historically, we experience lower shipping volumes in the fourth quarter due to the holiday reduction of working days. This, plus the material costs and mix changes, indicate that our year-end earnings will fall short of analysts' current expectations."

"Sun Hydraulics continues to be confident with its strategic position. The recent acquisition of our Korean distributor gives us a distribution and manufacturing base in Asia similar to our successful operations in the United Kingdom and Germany. We are adding critical cartridge capacity in the fourth quarter of 1998 and the first quarter of 1999 and continue to be excited about the future growth potential our new products and new markets provide," Nixon concluded.

Sun Hydraulics expects third quarter financial results to be released on or about November 13, 1998.





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Sun Hydraulics is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for global industrial and mobile markets.

FORWARD-LOOKING INFORMATION

      Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management's Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; (vi) the Company's Year 2000 readiness plans and costs; and (vii) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

   Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (vi) the Company's ability timely to become Year 2000 ready, including the Company's ability to identify all critical systems that will be impacted by the Year 2000, the Company's ability, in a cost-efficient manner, to correct, upgrade or replace such systems, and the Year 2000 readiness of third parties with which the Company has material relationships; and (vii) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Risk Factors" in the Form S-1 Registration Statement and Prospectus for the Company's initial public offering, and "Business" in the Company's Form 10-K for the year ended December 31, 1997, and "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended June 30, 1998. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.



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